Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 1, 2016 relating to the balance sheet of American Homeowner Preservation 2015A+, LLC as of January 22, 2016, and the related statement of operations, changes in members’ equity, and cash flows for the period from January 21, 2016 (inception) to January 22, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

May 18, 2016

Artesian CPA, LLC